Exhibit 10(m)

January 12, 2005

Mr. Perry Beadon

640 Patriot Road

Southbury, CT 06488

Dear Perry:

I am pleased to offer you the position of Senior Vice President, Global Sales. The terms of the offer are as follows:

Base Salary: You will be entitled to an annualized base salary of $245,000.

Annual Cash Bonus: You will be eligible for an annual cash bonus based on Company performance at a target of 60% of base salary.

Equity Awards: Upon hire, the Company will grant you options to purchase 190,000 shares of Company common stock pursuant to the Company’s 2003 Stock Option Plan and 60,000 shares of restricted stock. The restricted stock award is contingent on shareholder approval of a new equity plan. The terms of the option and restricted stock awards are described as follows and will be outlined in a non-qualified stock option agreement and a restricted stock award agreement which will be given to you upon hire.

Stock Options

The options consist of a time vesting option to purchase 63,333 shares of stock, and a performance vesting option to purchase 126,667 shares of stock. The options will be granted on your hire date at “fair market value”.

The time option vests and becomes exercisable over three years in three equal installments on your 1st, 2nd and 3rd employment anniversary.

The performance option vests and becomes exercisable with respect to one-third of the shares covered by the performance option on the last day of each of the Company’s fiscal years 2005, 2006, and 2007, but only if the average daily closing share price of the Company common stock during the last quarter of such fiscal year equals or exceeds the “share price target” for such fiscal year. The share price targets for fiscal years 2005, 2006, and 2007 are $9.50, $12.00, and $14.50, respectively. The performance option includes a cumulative catch-up feature, so that, to the extent any shares do not vest with respect to a fiscal year because the share price target for such fiscal year is not met, such shares may vest and become exercisable in a subsequent fiscal year if the share price target for such subsequent fiscal year is met. However, any shares that are not vested and exercisable as of the end of fiscal year 2007 shall be immediately terminated and canceled.

Mr. Perry Beadon

January 10, 2005

Restricted Stock: One-third of the shares of the restricted stock vest on the last day of each of the Company’s fiscal years 2005, 2006, and 2007, subject to the Company’s attainment of 100% of the performance target for such fiscal year (this target will be identical to the target for such year under the Company’s executive bonus plan), provided that, if the Company attains or exceeds 90% of the performance target for a fiscal year, but less than 100% of such target, then 50% of the restricted stock vesting portion will vest in respect of such fiscal year on the applicable vesting date. To the extent that any shares do not vest on the applicable vesting date, those shares are forfeited.

Benefit Programs and Coverages: At employment you will be eligible for medical, including an executive physical, dental, vision, life insurance, disability coverage, child and health care reimbursement accounts, travel accident insurance and tuition reimbursement under the Playtex Products, Inc. benefit program. Information is enclosed outlining the benefit options.

Effective July 1, 2005, you will become eligible to participate in the Playtex Products, Inc. Profit Sharing Plan, in which the Company provides a profit-sharing contribution equal to 10% of an employee’s eligible compensation at the end of each calendar year.

Upon hire, you will become eligible to contribute to the 401(k) Plan on a pre-tax basis. Playtex will match 50% of your pre-tax contribution, up to a maximum deferral rate of 4%. Since you will be considered a highly compensated employee, your eligible deferral percentage will be determined at the time you enroll.

Vehicle: You will be eligible for a vehicle per company policy.

Vacation: You will be eligible for four weeks (20 days) of vacation. Vacation is accrued on the 1st of each month at a rate of 2.0 days per month up to a maximum of 20 days per year.

Severance Payments and Benefits: If your employment is terminated by the Company without cause you will be entitled to receive on regular scheduled pay periods (bi-weekly) 12 months of base salary, plus your average bonus as described below; continued medical and dental coverage for 12 months after termination or, if earlier, until you become eligible for comparable benefits from any other source. The average bonus means for a termination in fiscal year 2005, the target bonus for such year; for a termination in fiscal year 2006, the bonus actually paid to you for fiscal year 2005; and for termination during a fiscal year subsequent to fiscal year 2005, the average of the bonuses paid to you in the two fiscal years preceding termination. You agree to contact the Company when you obtain new employment, at which time your base salary payments will be reduced by base salary received from your new employer.

The payments and benefits described above are conditioned on your continued compliance with the non-disclosure, non-competition, and non-solicitation covenants described as follows. During your employment and for one year thereafter, you are restricted from engaging in activities that are competitive with Company business, soliciting or hiring employees, soliciting Company customers, suppliers, licensees, or other business relations to cease doing business with the Company, and interfering in Company relationships with its customers, suppliers, licensees, or other business relations. Additionally, you are bound by standard obligations not to disclose Company confidential information.

Mr. Perry Beadon

January 10, 2005

Employment Eligibility (I-9) Documentation: The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new hires. In order to facilitate the process, please review the attached I-9 Draft along with the list of acceptable documents and bring the documents with you on your first day of work. An original I-9 form will be provided for your completion on your first day of employment. (See the enclosed I-9 form).

Drug Screening: This offer of employment is contingent upon a negative result from the drug screening urinalysis. You may refuse the drug test, however, this refusal will be considered withdrawal of your application of employment.

You will be advised of the results of your drug screening evaluation so that you can provide notice of resignation to your current employer, if appropriate.

Employment Verification: All information provided regarding prior employment, salary, education, etc. will be subject to verification as specified on the application for employment that you have been requested to complete. You acknowledge that by signing this letter, you will authorize Playtex to ask and request your current employer to answer all questions that may be asked and to give all information and release any records that may be sought in connection with your employment, once your notice of resignation has been given.

Perry, we look forward to you joining Playtex Products, Inc. Please indicate your acceptance of this offer by signing below and returning the letter to me. Please keep a copy of the offer letter for your records and feel free to contact me at 203-341-4002, if you have any questions regarding this letter or any other aspects of your pending employment with Playtex Products, Inc.

Sincerely,

/S/ Neil P. DeFeo

Neil P. DeFeo

Chief Executive Officer

I accept this offer with the terms and conditions as outlined in this letter:

/S/ Perry R. Beadon _________________________________	1/17/05_____________________
Perry Beadon	Start Date